Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in S-3 Registration Statements (No. 333-209304 and 333-202045) of Vuzix Corporation of our report dated March 30, 2016, relating to our audit of the consolidated financial statements, which appear in the Annual Report on Form 10-K of Vuzix Corporation for the year ended December 31, 2016.

/s/ Freed Maxick CPAs, P.C.

Rochester, New York
March 16, 2017